EXHIBIT 10.2
AMENDMENT TO
QUANEX CORPORATION EXECUTIVE INCENTIVE COMPENSATION PLAN
THIS AGREEMENT entered into by Quanex Corporation (“Quanex”) shall be effective as of the 1st day of January 2005.
W I T N E S S E T H :
WHEREAS, Quanex maintains the Quanex Corporation Executive Incentive Compensation Plan (the “Plan”);
WHEREAS, the Plan is not intended to be subject to section 409A of the Internal Revenue Code of 1986, as amended by the American Jobs Creation Act of 2004 (“Section 409A”);
WHEREAS, Section 10.01 of the Plan provides that Quanex may amend the Plan from time to time;
WHEREAS, the Quanex has determined that the Plan should be amended to clarify that it is not subject to Section 409A;
WHEREAS, the Board of Directors of the Quanex approved resolutions to amend the Plan effective as stated above;
NOW, THEREFORE, the Plan is hereby amended, effective as stated above, as follows:
Section 5.1 of the Plan is amended and restated in its entirety to read as follows:
5.1 Payment of Individual Awards. Except to the extent that payments of Incentive Awards are deferred under the Quanex Corporation Deferred Compensation Plan, Incentive Awards to be paid to Participants in accordance with the provisions of Article IV shall be paid in cash as soon as practicable following the release of the Company’s Consolidated Financial Statements for the Plan Year. In no event shall payment of such Incentive Awards be made later than the March 15th following the close of the calendar year in which the Participants no longer have substantial risks of forfeiture with respect to the Incentive Awards within the meaning of section 409A of the Code.
IN WITNESS WHEREOF, Quanex has executed this Agreement this 21st day of November, 2006 to be effective as stated above.

QUANEX CORPORATION

By:	/s/ Kevin P. Delaney

Title:	Senior Vice President — General Counsel and Secretary